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                            EXHIBIT 11 TO FORM 10-K

                            UBM FINANCIAL CORPORATION

                            Computation of Earnings Per Share

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

BASIC EARNINGS PER SHARE                     1998         1997         1996
-----------------------------------       -----------  -----------  -----------
Net income divided by                     $54,214,000  $61,704,000  $57,532,000

Weighted average shares outstanding        20,439,975   20,439,975   20,925,544

Basic earnings per share                  $     2.66   $     3.02   $     2.75



DILUTED EARNINGS PER SHARE
-----------------------------------
Net income divided by                     $54,214,000  $61,704,000  $57,532,000

Weighted average shares outstanding        20,424,355   20,482,435   20,956,667

Basic earnings per share                  $      2.65  $      3.01  $      2.74

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